Exhibit 99.1

Peraso Appoints Kevin Liu as Interim Chief Financial Officer

SAN JOSE, Calif., Nov. 12, 2026 – Peraso Inc. (NASDAQ: PRSO) (“Peraso” or the “Company”), a leader in mmWave wireless technology solutions, today announced that Kevin Liu has been appointed as interim Chief Financial Officer, effective November 18, 2026. Mr. Liu will assume the interim CFO role from Ronald Glibbery, the Company’s Chief Executive Officer, who has temporarily served as interim Chief Financial Officer since October 2, 2026. Mr. Glibbery will continue to serve as the Company’s Chief Executive Officer.

“I am excited to welcome Kevin to Peraso. He brings a deep knowledge of our business built over years of working closely with our team,” said Ronald Glibbery, Chief Executive Officer. “His experience navigating the capital markets is highly complementary to the strong finance team already in place and will be invaluable as we execute against our growth initiatives.”

Mr. Liu brings over two decades of capital markets experience to the interim CFO role. He has served as founder and Chief Executive Officer of K. Liu & Company LLC, a consulting firm that provides outsourced investor relations services and company-sponsored research to corporate issuers since January 2019. Prior to founding K. Liu & Company LLC, Mr. Liu was a Senior Analyst at B. Riley & Co., LLC (now B. Riley Securities, Inc.) from 2007 to 2018 covering small- and mid-cap companies in the software and business services sectors. Mr. Liu holds a B.S. in Mathematics/Economics from the University of California, Los Angeles, and is a CFA charterholder.

About Peraso Inc.

Peraso Inc. (NASDAQ: PRSO) is a pioneer in high-performance 60 GHz wireless technology, offering chipsets, modules, software and IP. Peraso’s technology supports a range of applications, including fixed wireless access, drone, defense and tactical communications, immersive video and factory automation. For additional information, please visit www.perasoinc.com.

Peraso and the Peraso logo are registered trademarks of Peraso Inc. in the U.S. and/or other countries.

Investor Relations Contact

Shelton Group

Brett L. Perry

P: 214-272-0070

E: sheltonir@sheltongroup.com